Exhibit 99.1
Fifth Street Finance Corp. Declares Fourth Quarter Dividend of $0.31 per Share and Announces June 30, 2008 Financial Results
WHITE PLAINS, NY- August 7, 2008 — Fifth Street Finance Corp. (NYSE: FSC) (the “Company”) today announced that its Board of Directors has declared a dividend of $0.31 per share for the fourth quarter of 2008. The dividend is payable on September 26, 2008 to stockholders of record as of September 10, 2008.
Fifth Street Finance Corp. also announced financial results for the quarter ended June 30, 2008.
2008 Third Quarter Financial Highlights
•	Net investment income and realized gains of approximately $5.2 million or $0.36 per share for the three months ended June 30, 2008;
•	Net unrealized depreciation on investments of approximately $10.5 million or $0.72 per share for the quarter ended June 30, 2008, due primarily to lower market values of certain investments held in the Company’s portfolio as a result of general economic conditions;
•	Net asset value per share of $13.20 at June 30, 2008;
•	The Company paid a third quarter dividend of $0.30 per share on June 3, 2008; and
•	On June 17, 2008, we completed an initial public offering of 10,000,000 shares of our common stock at an offering price of $14.12 per share. The net proceeds totaled approximately $129.5 million net of investment banking commissions of approximately $9.9 million and offering costs of approximately $1.8 million. We used approximately $15.2 million of the proceeds to redeem all outstanding shares of our preferred stock and $26.9 million to pay off our outstanding borrowings under our secured revolving credit facility with Bank of Montreal.
Portfolio and Investment Activity
During the three months ended June 30, 2008, we invested $35.4 million across one new and five existing portfolio companies. This compares to investing $33.8 million, including a $2.0 million undrawn revolver commitment, across four new portfolio companies for the three months ended June 30, 2007.
At June 30, 2008, our portfolio consisted of investments in 20 companies. We completed 100% of these investments in connection with an investment by a private equity sponsor. Those investments consisted of 36.8% first lien loans, 60.9% second lien loans, and 2.3% equity investments. Our average portfolio company investment by value was approximately $10.9 million at June 30, 2008, versus $7.8 million at June 30, 2007. Notwithstanding the weakness in the U.S. economy, overall portfolio credit quality was strong, with approximately 90.8% of our securities having an investment rating of 1 or 2, and the remaining 9.2% having an investment rating of 3. As of June 30, 2008, no investments were on non-accrual status.
“During the quarter ended June 30, 2008, we saw greatly reduced M&A activity across the lower-middle market. The majority of transactions that are being executed are of higher quality, including lower leverage levels, higher equity participation by private equity sponsors, and stronger covenants. In addition, we continue to see a trend towards more one-stop, first lien credit facilities, with greatly diminished second lien financing activity,” stated Fifth Street Finance Corp.’s President and Chief Executive Officer, Leonard Tannenbaum. “However, we have also seen that equity sponsors continue to value the benefits of partnership. A relationship with Fifth Street provides private equity sponsors with access to our network, certainty of close, and, above all, a trusted partner who will follow through on its word.”
Our weighted average yield on debt investments was 16.5% at June 30, 2008, and 17.6% at June 30, 2007. The weighted average yield on debt investments included a cash component of 13.5% at June 30, 2008, and 13.9% at June 30, 2007.

At June 30, 2008, 91.7% or $194.9 million of our interest-bearing investment portfolio consisted of fixed rate loans and 8.3% or $17.7 million consisted of floating rate loans. At June 30, 2008, 100% of our floating rate loans carried a minimum interest rate floor of at least 9%, which protects our return in a declining interest rate environment. At June 30, 2007, 100% or $42.4 million of our interest-bearing investment portfolio consisted of fixed rate loans.
We continue to have substantial capital resources available to fund additional investments. At June 30, 2008, we had $87.0 million available in cash and cash equivalents in addition to $50.0 million available through our senior secured credit facility.
Results of Operations
Total Investment Income
Total investment income for the three months ended June 30, 2008 and 2007 was approximately $9.2 million and $1.5 million, respectively. For the three months ended June 30, 2008, this amount consisted of interest income of approximately $128,000 from cash and cash equivalents, $8.6 million of interest and dividend income from portfolio investments (which included $1.6 million in payment-in-kind or PIK interest and dividends), and $455,000 in fee income. For the three months ended June 30, 2007, this amount primarily consisted of approximately $1.4 million of interest income from portfolio investments (which included $226,000 in payment-in-kind or PIK interest), and $83,000 in fee income.
The increase in our total investment income for the three months ended June 30, 2008 as compared to the three months ended June 30, 2007 was primarily attributable to an increase in the weighted average fair value balance outstanding of our interest-bearing investment portfolio during the quarter ended June 30, 2008. During the three months ended June 30, 2008, the weighted average fair value balance outstanding of our interest-bearing investment portfolio was approximately $215.8 million as compared to approximately $33.1 million during the three months ended June 30, 2007. This $182.7 million increase is substantially the result of additional capital financing from the issuance of common stock in 2008, contributions from partners in 2007, and borrowings.
Expenses
Expenses for the three months ended June 30, 2008 and 2007 were approximately $4.1 million and $1.6 million, respectively. Expenses increased for the three months ended June 30, 2008 as compared to the three months ended June 30, 2007 by approximately $2.5 million, primarily as a result of increases in management and incentive fees of $1.8 million, higher interest expenses of $360,000, and higher administrator expenses of $379,000.
The increase in management fees reflects the increase in the Company’s total assets as reflected in the growth of the investment portfolio. Incentive fees were implemented effective January 2, 2008 when Fifth Street Finance Corp. merged with Fifth Street Mezzanine Partners III, L.P., a Delaware limited partnership, and reflect the growth of our net investment income before such fees. The increase in interest expense was attributable to an increase in weighted average borrowings outstanding (including mandatorily redeemable preferred stock in 2008), which were approximately $37.2 million during the three months ended June 30, 2008, as compared to $20.4 million during the three months ended June 30, 2007. Such borrowings were used primarily to fund investments. The increase in administrator expense is primarily attributable to the hiring of additional professionals and salary increases.
Realized Gain (Loss) on Sale of Investments
Net realized gain (loss) on the sale of investments is the difference between the proceeds received from dispositions of portfolio investments and their stated cost. During the three months ended June 30, 2008, we sold one investment in which we realized a gain of $62,487. During the three months ended June 30, 2007, we had no realized gains or losses.
Net Change in Unrealized Appreciation or Depreciation on Investments
At June 30, 2008, and June 30, 2007, portfolio investments recorded at fair value (excluding unearned fee income) represented 71.9% and 98.1%, respectively, of our total assets.

Net unrealized appreciation or depreciation on investments is the net change in the fair value of our investment portfolio during the reporting period, including the reversal of previously recorded unrealized appreciation or depreciation when gains or losses are realized. During the three months ended June 30, 2008, we recorded net unrealized depreciation of $10.5 million. This consists of an $8.5 million unrealized depreciation of debt investments and $2.0 million unrealized depreciation of equity investments. There was no unrealized appreciation or depreciation for the same period in 2007.
We expect that the majority of the $10.5 million of unrealized depreciation will ultimately be reversed when we exit these investments although there can be no assurance that this will ultimately occur. Unrealized depreciation on investments does not impact our current ability to pay dividends to shareholders.
Liquidity and Capital Resources
For the nine months ended June 30, 2008, we experienced a net increase in cash and equivalents in the amount of $69.3 million. During that period, we generated $13.5 million of cash flow from operating activities primarily from net investment income, excluding the purchase of investments and principal payments received on investments.
We invested approximately $137.3 million in portfolio companies and received repayments of principal of approximately $0.7 million. We financed this investment primarily from borrowings of approximately $79.3 million, proceeds from the issuance of mandatorily redeemable preferred stock of $15 million, and net capital contributions from partners of $63.7 million.
We received net proceeds of approximately $129.5 million from the issuance of common stock. We used approximately $15.2 million of the net proceeds to redeem all 30,000 shares outstanding of our preferred stock, and $26.9 million to pay down our outstanding borrowings under our secured revolving credit facility with Bank of Montreal. The remainder of the net proceeds will be used to make investments in small and mid-sized companies in accordance with our investment objective, pay our operating expenses and distributions to our stockholders, and for general corporate purposes.
Dividends
On August 6, 2008, our Board of Directors declared a cash dividend of $0.31 per share for the fourth quarter of 2008. The dividend is payable as follows:
Record date: September 10, 2008
Payment date: September 26, 2008
For the third quarter of 2008, Fifth Street Finance Corp. declared a dividend on May 1, 2008 of $0.30 per share. The record date was May 19, 2008 and the dividend was distributed on June 3, 2008.
Dividends are paid from taxable income. Our Board of Directors determines quarterly dividends based on estimates of taxable income, which differ from book income due to changes in unrealized appreciation and depreciation of investments and due to temporary and permanent differences in income and expense recognition.
Fifth Street Finance Corp. has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of our dividends on behalf of our shareholders, unless a shareholder elects to receive cash. As a result, if we declare a cash dividend, our shareholders who have not “opted out” of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. If your shares of our common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.
Portfolio Activity Quality
We utilize the following investment rating system for our entire portfolio of debt investments:
Investment Rating 1 –	Investment is performing above expectations and/or a capital gain is expected.

Investment Rating 2 –	Investment is performing substantially within our expectations and risks remain neutral or favorable. All new loans are initially rated 2.
Investment Rating 3 –	Investment is performing below expectations and requires close monitoring, but no loss is expected. Companies with a rating of 3 may be out of compliance with financial covenants.
Investment Rating 4 –	Investment is performing below expectations; we expect some loss of investment return, but no loss of principal is expected.
Investment Rating 5 –	Investment is performing substantially below expectations; some loss of principal is expected.
At June 30, 2008, the distribution of our debt investments on the 1 to 5 investment rating scale at fair value was as follows:
Investment Rating 1 – Investments totaled $14.1 million (6.5% of the total portfolio).
Investment Rating 2 – Investments totaled $183.5 million (84.3% of the total portfolio).
Investment Rating 3 – Investments totaled $20.1 million (9.2% of the total portfolio).
Investment Rating 4 – No investments were rated 4.
Investment Rating 5 – No investments were rated 5.
At June 30, 2008, we had two investments with an investment rating of 1, which had an average debt-to-EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) multiple of 3.59x; 15 investments with an investment rating of 2, which had an average debt-to-EBITDA multiple of 3.73x; and three investments with an investment rating of 3, which had an average debt-to-EBITDA multiple of 7.07x. None of those investments are on non-accrual status, and currently we do not anticipate any loss of investment return or principal. We are closely monitoring the status of securities with an investment rating of 3 and continue to provide assistance as needed to help the companies navigate through the current economic downturn. In addition, we are seeing the validation of our dual underwriting methodology, as private equity sponsors are committing additional funds to support their portfolio companies.
Recent Developments
On July 1, 2008, we made a $9.6 million investment and an additional $2.0 million unfunded commitment in Western Emulsions, Inc., a provider of asphalt emulsion products, raw asphalt materials, and highly-technical application services for pavement rejuvenation and resurfacing. Our investment consists of a $9.6 million second lien term loan with a 15.0% annual interest rate.
On July 11, 2008, we increased our investment in Traffic Control and Safety Corporation by $8.25 million. In the aggregate, our investment consists of an $18.4 million second lien term loan with a 15.0% annual interest rate. In addition, we continue to hold a minority ownership in Traffic Control and Safety Corporation with a fair value of $204,510 as of June 30, 2008.
On July 16, 2008, we made an $11.8 million investment in Storyteller Theaters Corporation, an operator of movie theaters in the Mid-Western United States. On July 25, 2008, we extended a $2.0 million revolving credit facility to the company, which was undrawn at close. Our investment consists of a $2.0 million unfunded revolving credit facility at LIBOR plus 3.5%, with a 10.0% floor and an $11.8 million first lien loan with a 15.0% annual interest rate. In addition, we purchased $200,169 of equity.
On July 17, 2008, we made an $18.0 million investment and an additional $2.0 million unfunded revolver commitment in HealthDrive Corporation, a provider of multi-specialty health and dental care services to residents of geriatric extended care facilities. Our investment consists of a $2.0 million unfunded revolving credit facility at 12.0%, an $8.0 million first lien term loan at 10.0%, and a $10.0 million first lien term loan at 13.0%.

On July 25, 2008, we made a $13.0 million investment in idX Corporation, a provider of customized display fixtures for the retail, financial, and hospitality markets. Our investment consists of a $13.0 million second lien loan with a 14.5% annual interest rate.
Conference Call
The Company will host a conference call Thursday, August 7, 2008 at 1:00 pm EDT to discuss third quarter earnings. Please call (877) 440-5791 to enter the conference. An operator will monitor the call and set a queue for the questions. The conference call replay will be available two hours after the call for two weeks. To hear the replay, please dial (888) 203-1112 and reference passcode #1954874. For further information contact Investor Relations at (914) 286-6811.

Fifth Street Finance Corp.
Balance Sheet

	June 30, 2008	September 30, 2007
	(unaudited)

Assets
Investments, at fair value (cost 6/30/2008: $230,172,000; 9/30/2007: $89,834,209)
Affiliate investments (cost 6/30/2008: $82,799,289; 9/30/2007: $38,716,308)	$75,713,625	$38,816,100
Non-control/Non-affiliate investments (cost 6/30/2008: $147,372,711; 9/30/2007: $51,117,901)	142,028,818	51,141,045
Unearned fee income	(4,285,219)	(1,566,293)

Total investments net of unearned fee income	213,457,224	88,390,852
Cash and cash equivalents	86,958,051	17,654,056
Interest receivable	2,102,186	754,623
Due from portfolio company	16,420	127,715
Prepaid management fee	—	252,586
Prepaid expenses	63,304	—
Deferred offering costs	—	149,687

Total Assets	$302,597,185	$107,329,519

Liabilities
Accounts payable, accrued expenses, and other liabilities	$450,960	$417,107
Base management fee payable	1,078,196	—
Incentive fee payable	1,283,636	—
Due to FSC, Inc.	214,387	—
Interest payable	18,344	9,934
Payments received in advance from portfolio companies	95,644	—
Offering costs payable	886,736	86,783
Preferred stock — mandatorily redeemable, $0.01 par value, 200,000 shares authorized, zero shares issued and outstanding	—	—

Total Liabilities	4,027,903	513,824

Commitments
Stockholders’ Equity/Partners’ Capital
Common stock, $0.01 par value, 49,800,000 shares authorized, 22,614,289 shares issued and outstanding	226,143	—
Additional paid-in capital	300,606,946	—
Net unrealized appreciation (depreciation) on investments	(12,429,556)	—
Net realized gain on investments	62,487	—
Accumulated undistributed net investment income	10,103,262	—
Total Partners’ Capital	—	106,815,695

Total Stockholders’ Equity/Partners’ Capital	298,569,282	106,815,695

Total Liabilities and Stockholders’ Equity/Partners’ Capital	$302,597,185	$107,329,519

Fifth Street Finance Corp.
Statement of Operations

				For the period
			Nine months	February 15
	Three months ended June 30,		ended June 30,	through June 30,
	(unaudited)		(unaudited)	(unaudited)
	2008	2007	2008	2007
Investment Income:
Interest income:
Affiliate investments	$3,117,971	$1,232,927	$7,096,731	$1,282,632
Non-control/Non-affiliate investments	5,333,813	165,128	12,544,573	168,691
Interest on cash and cash equivalents	127,973	—	520,974	—

Total interest income	8,579,757	1,398,055	20,162,278	1,451,323

Fee income:
Affiliate investments	201,603	73,969	471,279	79,635
Non-control/Non-affiliate investments	253,787	9,125	682,665	12,167

Total fee income	455,390	83,094	1,153,944	91,802

Dividend income:
Affiliate investments	20,055	—	20,055	—
Non-control/Non-affiliate investments	134,887	—	134,887	—

Total dividend income	154,942	—	154,942	—

Total Investment income	9,190,089	1,481,149	21,471,164	1,543,125

Expenses:
Base management fees	1,078,196	563,567	2,877,122	570,911
Incentive fees	1,283,636	—	2,303,541	—
Professional fees	414,166	58,357	968,666	58,357
Board of Directors fees	59,500	—	89,250	—
Organizational costs	—	351,759	200,747	351,759
Interest expense	685,093	325,233	872,774	364,685
Administrator expense	379,227	—	628,789	—
Line of credit guarantee expense	—	125,000	83,333	125,000
Transaction fees	—	128,975	206,726	182,875
General and administrative expenses	155,728	31	352,053	124

Total expenses	4,055,546	1,552,922	8,583,001	1,653,711

Net Investment income (loss)	5,134,543	(71,773)	12,888,163	(110,586)

Unrealized appreciation (depreciation) of investments:
Affiliate investments	(5,665,569)	—	(7,185,455)	—
Non-control/Non-affiliate investments	(4,841,584)	—	(5,367,037)	—

Total unrealized appreciation (depreciation) on investments	(10,507,153)	—	(12,552,492)	—

Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	62,487	—	62,487	—

Total net realized gain (loss) from investments	62,487	—	62,487	—

Net increase (decrease) in net assets resulting from operations	$(5,310,123)	$(71,773)	$398,158	$(110,586)

Earnings (loss) per common share—basic and diluted(1)	$(0.36)	N/A	$0.03	N/A

Weighted average common shares	14,609,904	N/A	13,188,026	N/A

(1)	The earnings per share calculation for the nine months ended June 30, 2008 is based on the assumption that if the number of shares issued at the time of the merger on January 2, 2008 (12,480,972 shares of common stock) had been issued at the beginning of the nine-month period, on October 1, 2007, the Company’s earnings per share would have been $0.03 per share.

About Fifth Street Finance Corp.
Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with an investment by private equity sponsors. Fifth Street Finance Corp’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments and capital appreciation from its equity investments.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Fifth Street Finance Corp.’s prospectus, dated June 11, 2008. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Stacey Thorne
Vice President of Investor Relations
Fifth Street Finance Corp.
(914) 286-6811